Exhibit 99.1

Wabtec Acquires Dia-Frag, A Leading Manufacturer of Friction Products in Brazil

WILMERDING, PA, August 21, 2014 – Wabtec Corporation (NYSE: WAB) has acquired Dia-Frag, a leading manufacturer of friction products in Brazil. Based in Monte Alto, Brazil, Dia-Frag has annual sales of about $40 million.

Dia-Frag manufactures friction products for various markets, with a focus on motorcycle braking equipment. The company’s capabilities include mixing and molding highly differentiated disc brake pads and drum brake shoes, and precision machining and aluminum die casting.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Wabtec is a worldwide leader in friction products for rail and adjacent niche markets, and Dia-Frag will be a strong strategic addition to this portfolio. The company expands our existing footprint in Brazil with additional manufacturing capabilities, and we expect to leverage its market-leading product line to grow our platforms in other global regions.”

Dia-Frag has about 300 employees and a 15,000-square-meter production facility, which Wabtec intends to use as a manufacturing center of excellence for various product lines. The company has a strong aftermarket presence, and its customers also include leading original equipment manufacturers.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.